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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 5, 1999, except as to the pooling of interests with ad hoc Interactive, Inc. which is as of March 26, 1999, relating to the consolidated and supplemental financial statements of Proxicom, Inc., which appear in such Prospectus. We consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."



PricewaterhouseCoopers LLP
McLean, Virginia
March 26, 1999